Exhibit 99.2

	FOR:	Jarden Corporation

	CONTACT:	Martin E. Franklin
Chairman and
Chief Executive Officer
914-967-9400

Investor Relations:
Erica Pettit
Press: Evan Goetz/Melissa Merrill
Financial Dynamics
FOR IMMEDIATE RELEASE		212-850-5600

JARDEN CORPORATION TO COMMENCE TENDER OFFER FOR ITS 9 3/4%

SENIOR SUBORDINATED NOTES DUE 2012

Rye, New York – January 29, 2007 – Jarden Corporation (NYSE: JAH) announced that it will commence a cash tender offer (the “Offer”) today for any and all of its $180 million 9 3/4% Senior Subordinated Notes due 2012, CUSIP No. 020040AB7 (the “Notes”), representing all of the Notes outstanding.

In conjunction with the Offer, Jarden is also soliciting consents (the “Solicitations”) to certain proposed amendments to the indenture governing the Notes that would eliminate substantially all restrictive covenants and eliminate related and certain other event of default provisions in the indenture. Any holder who tenders Notes pursuant to the Offer must also deliver a consent. The Offer and Solicitations are being made upon the terms and subject to the conditions set forth in the related Offer to Purchase and Consent Solicitation Statement dated January 29, 2007 (the “Offer to Purchase”).

Holders who validly tender their Notes and deliver their consents on or prior to 5:00 p.m., New York City time, on February 9, 2007 (the “Consent Date”), unless extended, will be eligible to receive the Total Consideration. The “Total Consideration” to be paid for each Note validly tendered and accepted for payment on or prior to the Consent Date, will be equal to $1,057 for each $1,000 principal amount of the Notes. The Total Consideration for each Note so tendered includes a consent payment of $30 for each $1,000 principal amount (the “Consent Payment”). Holders whose valid tenders are received after the Consent Date, but on or prior to 5:00 p.m., New York City time, on February 27, 2007 (the “Expiration Date”), will receive the Tender Offer Consideration (as defined below) but will not receive the Consent Payment. The “Tender Offer Consideration” is the Total Consideration less the Consent Payment.

Holders of Notes who validly tender and do not validly withdraw their Notes in the Offer will also receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date.

Jarden’s obligation to accept for purchase and pay for the Notes validly tendered and consents validly delivered, and not validly withdrawn or revoked, pursuant to the Offer is subject to and conditioned upon the satisfaction of or, where applicable, Jarden’s waiver of, certain conditions including (1) the tender of at least a majority in principal amount of the outstanding Notes on or prior to the Consent Date (and, thereby, obtaining the requisite consents for the proposed

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amendments to the underlying indenture), (2) an amendment to our senior secured credit facility to, among other things, allow for the payment of the Total Consideration or the Tender Offer Consideration, as applicable, (3) the consummation of a $400 million registered debt offering for new senior subordinated notes, and (4) certain other general conditions, each as described in more detail in the Offer to Purchase.

This announcement is not an offer to purchase, or a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any Notes. The Offer and Solicitations are being made solely pursuant to the Offer to Purchase and related Letter of Transmittal.

Jarden has retained Lehman Brothers Inc. to serve as Dealer Manager and Solicitation Agent, The Bank of New York to serve as Tender Agent and Global Bondholder Services Corporation to serve as Information Agent for the tender offer and consent solicitations. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 470-4200 (toll free) or (212) 430-3774 (collect), or in writing at 65 Broadway – Suite 74, New York, NY 10006. Questions regarding the terms of the Offer to Purchase and Consent Solicitations should be directed to Lehman Brothers Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), attention: Liability Management Group.

Jarden Corporation is a leading provider of niche consumer products used in and around the home. Jarden operates in three primary business segments through a number of well recognized brands, including: Branded Consumables: Ball®, Bee®, Bicycle®, Crawford®, Diamond®, First Alert®, Forster®, Hoyle®, Kerr®, Lehigh®, Leslie-Locke®, Loew-Cornell® and Pine Mountain®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Harmony®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain™; and Outdoor Solutions: Campingaz® and Coleman®. Headquartered in Rye, N.Y., Jarden has over 20,000 employees worldwide. For more information, please visit www.jarden.com.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden’s markets and the demand for its products, estimated sales, segment earnings, earnings per share, cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings, securities offerings and other unusual items, including Jarden’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

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